Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS FIRST QUARTER RESULTS —
Strong Sales Increase of 12% with GAAP Operating Income Increase of 78% (Non-GAAP Increases 42%); Company Meets Sales & Earnings Guidance
JASPER, IN (November 1, 2016) - Kimball International, Inc. (NASDAQ: KBAL) today announced first quarter fiscal year 2017 net sales of $175.0 million and net income of $11.0 million. Earnings per diluted share for the first quarter was $0.29, an increase of 93% over the prior year first quarter.  Adjusted earnings per diluted share, which excludes a $1.1 million after-tax gain related to a previously announced restructuring plan, was up 53%.
Bob Schneider, Chairman and CEO, stated, “The first quarter was a very nice one for Kimball, in fact exceeding all previous quarterly operating income results for the last 15 years. I am very pleased to report that we reached our sales and earnings guidance during this quarter and am especially encouraged that at this performance level, adjusted return on capital, excluding restructuring, of 25.5% is among the best in the industry. Achieving this level of earnings was in large part made possible by tremendous efforts to bring to market new products and marketing programs, along with the completion of the two restructuring plans since the spin-off of Electronics, and many other continuous improvement efforts. What Kimball accomplished the last two years is a real testament to the dedication of our 3,000 employees, all focused on serving the customer and continuous improvement."
Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	September 30, 2016	September 30, 2015	Percent Change
Net Sales	$174,996	$156,569	12%
Gross Profit	$58,687	$51,082	15%
Gross Profit %	33.5%	32.6%
Selling and Administrative Expenses	$43,227	$40,171	8%
Selling and Administrative Expenses %	24.6%	25.6%
Restructuring (Gain) Expense	$(1,832)	$1,186
Operating Income	$17,292	$9,725	78%
Operating Income %	9.9%	6.2%
Adjusted Operating Income *	$15,460	$10,911	42%
Adjusted Operating Income % *	8.8%	7.0%
Net Income	$10,998	$5,622	96%
Adjusted Net Income *	$9,879	$6,347	56%
Diluted Earnings Per Share	$0.29	$0.15	93%
Adjusted Diluted Earnings Per Share *	$0.26	$0.17	53%

* Items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.

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Net sales in the first quarter of fiscal year 2017 increased 12% from the prior year first quarter. The increase was primarily driven by the healthcare vertical (up 40%), the education vertical (up 21%), and the hospitality vertical (up 15%). Healthcare and education vertical market sales benefited from strong sales growth through group purchasing organizations and a continued focus on these markets.  The sales growth in the hospitality vertical market was driven by increased non-custom business with major hotel chains.

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The Company continues to launch new and innovative products to fuel growth. Sales of new office furniture products increased 39% over the prior year first quarter. New product sales approximated 28% of total office furniture sales in the current year first quarter compared to 23% in the prior year first quarter. New products are defined as those introduced within the last three years.

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Orders received during the first quarter of fiscal year 2017 increased 7% over the prior year first quarter. Orders increased significantly in the healthcare vertical (up 39%) on growth in orders received through healthcare group purchasing organizations and expansion in certain territories. Orders in the hospitality vertical also grew substantially (up 24%) on very strong orders for custom products.

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First quarter gross profit as a percent of net sales improved 0.9 of a percentage point over the prior year first quarter, driven by pricing, leverage on higher sales volume, and benefits from the Company's restructuring plan involving the transfer of metal fabrication production from Idaho into facilities in Indiana.

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Selling and administrative expenses in the first quarter of fiscal year 2017 decreased as a percent of sales by 1.0 percentage point, and increased 7.6% in absolute dollars compared to the prior year first quarter. The higher selling and administrative expense was driven by increases in incentive compensation as a result of higher earnings levels, and an increase in expense due to the normal revaluation to fair value of our Supplemental Employee Retirement Plan (“SERP"). A higher stock market tends to increase the value of investments in the SERP, and related expense was recognized in selling and administrative expenses and offset by SERP investment gains in Other Income (Expense); and thus there was no effect on net income.

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Pre-tax restructuring recognized in the first quarter of fiscal year 2017 was a net gain of $1.8 million, which included a gain on the sale of the Post Falls, Idaho facility and land of $2.1 million and partially offsetting restructuring expense of $0.3 million. The sale generated $12.0 million of gross proceeds, or $11.2 million net of selling expenses. The manufacturing restructuring plan involving the exit of the Idaho facility and relocation to Indiana facilities is now complete. Pre-tax restructuring expenses in the prior year first quarter were $1.2 million.

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The Company's 37.8% effective tax rate for the first quarter of fiscal year 2017 was comparable to the prior year first quarter effective tax rate of 38.2%, as neither period had any unusual tax impacts.

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Operating cash flow for the first quarter of fiscal year 2017 was positive at $13.0 million compared to positive cash flow of $6.3 million in the first quarter of the prior year. The increase was primarily driven by improved profitability and the increased conversion of working capital balances to cash during the current quarter compared to the prior year quarter.

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The Company's balance in cash, cash equivalents, and short-term investments was $62.7 million at September 30, 2016, compared to June 30, 2016 cash and cash equivalents of $47.6 million. The increase during the first quarter of fiscal year 2017 was primarily due to the sale of the Post Falls building and land mentioned above.

Outlook
Mr. Schneider stated, “We are providing a mid-term outlook of sales increasing mid-single digits over the prior year.  With the manufacturing consolidation restructuring behind us, our mid-term outlook for operating income as a percent of sales, with the exception of our fiscal year third quarter, which tends to be seasonally lower than other quarters, is a range of 8% to 9%.  After finishing fiscal year 2016 with operating income excluding restructuring of 6.4%, our mid-term outlook of 8% to 9% would be a significant improvement over recent results.”
At this earnings level, the Company expects its projected return on capital to exceed 20%, which is among the best in the office furniture industry.  The Company's outlook assumes that economic conditions do not significantly worsen, negatively affecting the industries which it serves.  It also does not include any potential impact to earnings related to the government's review of our subcontract reporting process.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release include (1) operating income excluding restructuring gain/expense; (2) net income excluding restructuring gain/expense; (3) diluted earnings per share excluding restructuring gain/expense; and (4) return on capital excluding restructuring gain/expense. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes it is useful for investors to understand how its core operations performed without gains or expenses related to executing its restructuring plans. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these gains/expenses to enable meaningful trending of core operating metrics.
The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, the outcome of a governmental review of our subcontractor reporting practices, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2016 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	November 2, 2016
Time:	11:00 AM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call.
About Kimball International, Inc.
Kimball International, Inc. creates design driven, innovative furnishings sold through our family of brands: Kimball Office, National Office Furniture, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Dedicated to our Guiding Principles, our values and integrity are evidenced by public recognition as a highly trusted company and an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, share owners and the communities in which we operate. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimball.com.

Financial highlights for the first quarter ended September 30, 2016 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	September 30, 2016		September 30, 2015
Net Sales	$174,996	100.0%	$156,569	100.0%
Cost of Sales	116,309	66.5%	105,487	67.4%
Gross Profit	58,687	33.5%	51,082	32.6%
Selling and Administrative Expenses	43,227	24.6%	40,171	25.6%
Restructuring (Gain) Expense	(1,832)	(1.0%)	1,186	0.8%
Operating Income	17,292	9.9%	9,725	6.2%
Other Income (Expense), net	397	0.2%	(624)	(0.4%)
Income Before Taxes on Income	17,689	10.1%	9,101	5.8%
Provision for Income Taxes	6,691	3.8%	3,479	2.2%
Net Income	$10,998	6.3%	$5,622	3.6%

Earnings Per Share of Common Stock:
Basic	$0.29		$0.15
Diluted	$0.29		$0.15

Average Number of Total Shares Outstanding:
Basic	37,609		37,515
Diluted	38,008		37,827

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2016	2015
Net Cash Flow provided by Operating Activities	$13,012	$6,324
Net Cash Flow used for Investing Activities	(7,761)	(5,902)
Net Cash Flow used for Financing Activities	(5,966)	(12,694)
Net Decrease in Cash and Cash Equivalents	(715)	(12,272)
Cash and Cash Equivalents at Beginning of Period	47,576	34,661
Cash and Cash Equivalents at End of Period	$46,861	$22,389

	(Unaudited)	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2016	June 30, 2016
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$46,861	$47,576
Short-term investments	15,842	0
Receivables, net	52,716	51,710
Inventories	41,765	40,938
Prepaid expenses and other current assets	5,773	10,254
Assets held for sale	0	9,164
Property and Equipment, net	85,657	87,086
Intangible Assets, net	2,898	3,021
Deferred Tax Assets	14,261	12,790
Other Assets	12,306	11,031
Total Assets	$278,079	$273,570

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$31	$29
Accounts payable	44,020	41,826
Customer deposits	20,052	18,625
Dividends payable	2,316	2,103
Accrued expenses	40,352	44,292
Long-term debt, less current maturities	188	212
Other	16,304	16,615
Share Owners' Equity	154,816	149,868
Total Liabilities and Share Owners' Equity	$278,079	$273,570

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2016	2015
Interest Income	$110	$71
Interest Expense	(5)	(6)
Foreign Currency Loss	(7)	(23)
Gain (Loss) on Supplemental Employee Retirement Plan Investment	367	(575)
Other Non-Operating Expense	(68)	(91)
Other Income (Expense), net	$397	$(624)

Net Sales by End Market Vertical
	Three Months Ended
(Unaudited)	September 30,
(Amounts in Millions)	2016	2015	% Change
Commercial	$50.5	$49.9	1%
Education	26.6	21.9	21%
Finance	16.7	14.9	12%
Government	19.7	19.9	(1%)
Healthcare	22.6	16.2	40%
Hospitality	38.9	33.8	15%
Total Net Sales	$175.0	$156.6	12%

Orders Received by End Market Vertical
	Three Months Ended
(Unaudited)	September 30,
(Amounts in Millions)	2016	2015	% Change
Commercial	$52.2	$58.7	(11%)
Education	19.3	17.8	8%
Finance	19.0	16.5	15%
Government	19.9	21.4	(7%)
Healthcare	26.1	18.8	39%
Hospitality	40.7	32.7	24%
Total Orders Received	$177.2	$165.9	7%

During the first quarter of fiscal year 2017, we redefined our vertical market reporting to better reflect the end markets that we serve. The largest shifts among vertical markets were sales to certain government-affiliated customers such as state universities, which were previously classified in the government vertical market and are now classified in the education vertical market.  Prior period information is also being reported on a comparable basis to reflect the new vertical market definitions.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Restructuring Expense
	Three Months Ended
	September 30,
	2016	2015
Operating Income, as reported	$17,292	$9,725
Pre-tax Restructuring (Gain) Expense	(1,832)	1,186
Adjusted Operating Income	$15,460	$10,911

Net Income excluding Restructuring Expense
	Three Months Ended
	September 30,
	2016	2015
Net Income, as reported	$10,998	$5,622
Pre-tax Restructuring (Gain) Expense	(1,832)	1,186
Tax on Restructuring (Gain) Expense	713	(461)
After-tax Restructuring (Gain) Expense	(1,119)	725
Adjusted Net Income	$9,879	$6,347

Return on Capital excluding Restructuring Expense
	Three Months Ended
	September 30,
	2016	2015
Adjusted Operating Income — see non-GAAP reconciliation above	$15,460	$10,911
Median Effective Income Tax Rate for trailing four quarters	37.2%	42.1%
Median Income Tax Expense	5,751	4,594
Net Operating Profit After-Tax (NOPAT)	9,709	6,317
Average Capital *	152,572	139,371
Adjusted Return on Capital (annualized)	25.5%	18.1%
* Capital is defined as Total Equity plus Total Debt

Diluted Earnings Per Share excluding Restructuring Expense
	Three Months Ended
	September 30,
	2016	2015
Diluted Earnings Per Share, as reported	$0.29	$0.15
After-tax Restructuring (Gain) Expense	(0.03)	0.02
Adjusted Diluted Earnings Per Share	$0.26	$0.17